Exhibit 99.1

LyondellBasell Announces Board Leadership Succession

HOUSTON, and LONDON, July 24, 2018 /PRNewswire/ -- LyondellBasell (NYSE: LYB), one of the largest plastics, chemicals and refining companies in the world, today announced that Robert G. Gwin, chairman of its board of directors, will resign from the board on November 30, 2018. Jacques Aigrain, currently vice chairman, will succeed Gwin as chairman, effective September 24, 2018.

Aigrain, a director since 2011, is a senior advisor at Warburg Pincus and a director of the London Stock Exchange and WPP plc. He has extensive executive and board experience, including as chief executive officer of Swiss Re Ltd, and holds a Ph.D. in economics from the University of Paris. During his tenure as a LyondellBasell director, Aigrain served on multiple committees and is the current chairman of the compensation committee.

“It has been a privilege to lead the LyondellBasell board and, after five years as chairman, I believe it’s the right time to transition to new leadership,” Gwin said. “I’m very pleased with the company’s direction and outlook, and I look forward to working with Jacques over the next few months to ensure a smooth and successful transition.”

Gwin has served on LyondellBasell’s board of directors since 2011 and has been chairman since August 2013.

“Since joining the board in 2011, Bob has served as a leader, partner and ambassador for LyondellBasell. We have greatly benefited from his leadership, as well as his industry and financial insight,” said LyondellBasell chief executive officer Bob Patel. “I have worked closely with Jacques for several years, and I look forward to partnering with him to build upon the growth and success we have made during Bob’s tenure as chair.”

About LyondellBasell
LyondellBasell (NYSE: LYB) is one of the largest plastics, chemicals and refining companies in the world. Driven by its 13,400 employees around the globe, LyondellBasell produces materials and products that are key to advancing solutions to modern challenges like enhancing food safety through lightweight and flexible packaging, protecting the purity of water supplies through stronger and more versatile pipes, and improving the safety, comfort and fuel efficiency of many of the cars and trucks on the road. LyondellBasell sells products into approximately 100 countries and is the world's largest licensor of polyolefin technologies. In 2018, LyondellBasell was named to Fortune magazine’s list of the “World’s Most Admired Companies.” More information about LyondellBasell can be found at www.LyondellBasell.com.